Exhibit 23.2

DeGolyer and MacNaughton

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

March 28, 2016

TransAtlantic Petroleum Ltd.

16803 Dallas Parkway

Addison, Texas 75001

Ladies and Gentlemen:

We hereby consent to references to DeGolyer and MacNaughton as an independent petroleum engineering consulting firm under the headings “Glossary of Selected Oil and Natural Gas Terms,” “Part I – Item 1. Business,” “Part I – Item 2. Properties,” “Part I – Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Notes to Consolidated Financial Statements – 18. Subsequent Events – Supplemental Oil and Natural Gas Reserves Information” of the Annual Report on Form 10-K for the year ended December 31, 2015, of TransAtlantic Petroleum Ltd. (TransAtlantic) to be filed with the United States Securities and Exchange Commission on or about March 30, 2016 (the Annual Report), including any amendments thereto, and to the inclusion of our third-party letter report dated February 26, 2016, containing our opinion on the proved, probable, and possible reserves attributable to certain properties in Turkey, Albania and Bulgaria owned by TransAtlantic as of December 31, 2015.

We hereby further consent to the incorporation by reference of the foregoing in the Registration Statements on Form S-8 (File Numbers 333-162814 and 333‑200705) of TransAtlantic.

Very truly yours,

/s/ DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716